              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25
                                                               SEC FILE NUMBER
                         NOTIFICATION OF LATE FILING              33-96638-A

                                 FORM 10-KSB                     CUSIP NUMBER
                                                                  903310 10 5
                   For Period Ended: May 31, 1999


[Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.]


PART I - REGISTRANT INFORMATION


                             ecom ecom.com, inc.
                           ------------------------
                           Full Name of Registrant



                        8125 Monetary Drive, Suite H4
           --------------------------------------------------------
           Address of Principal Executive Office (Street and Number)


                         Riviera Beach, Florida 33404
                         ----------------------------
                           City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X]  (c)  The accountant's statement or other exhibit required by Rule 12b-
          25 has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant's independent auditors were not available to complete their final review of the Registrant's annual report due to travel problems associated with Hurricane Dennis.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                David J. Panaia                   (561) 841-7622
               -------------------          ----------------------------
                     (Name)                 (Area Code)(Telephone Number)

(2)  Have all other periodic reports required under Section
     13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940
     during the preceding 12 months (or for such shorter)
     period that the Registrant was required to file such
     reports) been filed?  If answer is no, identify report(s). [X]Yes   [ ]No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements
     to be included in the subject report or portion thereof?   [ ]Yes   [X]No



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                             ecom ecom.com, inc.
                 -------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                ecom ecom.com, inc.



                                By: /s/ David J. Panaia
                                     David J. Panaia, Chief Executive Officer


Date: August 30, 1999


[ATTENTION: Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).]

                                HAFER & GILMER
                          Certified Pubic Accountants
                         251 Royal Palm Way, Suite 302
                        Palm Beach, Florida  33480-4310
                           Telephone: (561) 655-8700
                           Facsimile: (561) 655-6964



VIA TELEFAX AND REGULAR MAIL

David Panaia
8125 Monetary Drive, Suite H-4
Riviera Beach, Florida  33404


Dear Mr. Panaia:

Mr. Phil Gilmer, the partner on your account, will be unable to complete his final review of your form 10k, due to preexisting travel arrangements and complications arising from Hurricane Dennis.

He will be returning to the office on Tuesday, August 31, 1999.


Truly yours,

/s/ Charles S. Hafer
Charles S. Hafer